Exhibit 99.1

August 6, 2015

Dicerna Announces Second Quarter 2015 Financial and Operational Results

-Management to Host Conference Call Today at 4:30 pm ET-

CAMBRIDGE, Mass. – (BUSINESS WIRE) – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNA interference-based therapeutics targeting rare inherited diseases involving the liver and for cancers that are genetically defined, today announced financial and operational results for the quarter ended June 30, 2015.

“We continue to advance our pipeline of rare disease and oncology programs. During the second quarter we presented preliminary efficacy and safety data from our DCR-MYC Phase 1 study in patients with advanced solid tumors that showed early signs of clinical anti-tumor activity in patients with advanced pancreatic neuroendocrine tumors (PNET),” stated Douglas M. Fambrough, Ph.D., Dicerna’s chief executive officer. “We look forward to continuing this Phase 1 study which will include an expanded cohort of patients with PNET. In addition, we remain focused on advancing our DCR-PH1 program towards initiation of a clinical trial in the fourth quarter of this year. Furthermore, proceeds from our public offering of common stock completed during the quarter will enable us to expand our R&D efforts including advancing earlier stage programs in our pipeline.”

Technology Update

Subcutaneous delivery to the liver with DsiRNA-EX Conjugates: DsiRNA-EX Conjugate technology is a proprietary delivery platform that is designed to enable convenient subcutaneous delivery for Dicerna’s emerging pipeline of liver-targeted RNAi therapies. These conjugates do not involve lipid nanoparticles and are built on the DsiRNA-EX platform, using an extension to one end of the double-stranded DsiRNA molecule.

•	In December 2014, Dicerna announced data showing the potent, durable knockdown of gene expression with DsiRNA-EX Conjugates in mouse models.

•	In May 2015, Dicerna advanced the conjugate platform further with the announcement of potent, durable knockdown of gene expression with DsiRNA-EX Conjugates in non-human primates. These data were presented at the 17th Annual TIDES: Oligonucleotide and Peptide Therapeutics from Research through Commercialization conference.

•	To date, we have demonstrated in vivo gene silencing activity with DsiRNA-EX Conjugate molecules against six liver disease gene targets. We are driving toward clinical candidate selection with the DsiRNA-EX conjugate technology, in order to advance a program into clinical development in 2017.

Rare Disease Program Update

DCR-PH1: DCR-PH1 is a DsiRNA-EX-based therapeutic candidate for Primary Hyperoxaluria Type 1 (PH1), a severe, rare genetic disease of liver metabolism that often results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, Dicerna has shown that DCR-PH1 knocks down the activity of the HAO1 gene transcript that encodes for the enzyme glycolate oxidase, thereby significantly reducing the production of oxalate, the key disease pathology of PH1. Similar results, if obtained in PH1 patients, may have significant clinical benefit.

•	Dicerna announced that the U.S. Food and Drug Administration and the European Medicines Agency have granted Orphan Drug Designation to DCR-PH1 for the treatment of PH1.

•	Dicerna continues to advance the DCR-PH1 program per our internal timeline, with an IND filing in the third quarter and clinical trial initiation in the fourth quarter of 2015. We continue to expect initial data from the Phase 1 trial to emerge in the first half of 2016.

Oncology Program Update

DCR-MYC: DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of cancer tumor types, including hepatocellular carcinoma (HCC). DCR-MYC is a DsiRNA-based therapeutic formulated in Dicerna’s EnCore lipid nanoparticle for delivery to solid tumors. The MYC oncogene encodes a small intracellular protein that lacks a good binding site, which makes it a challenging target for traditional pharmaceutical approaches that seek to use small molecules or monoclonal antibodies to inhibit protein activity. Dicerna’s RNAi-based approach, which targets gene transcripts before they are translated into proteins, avoids these difficulties. This novel approach has yielded encouraging results in pre-clinical studies, in which Dicerna has shown that DCR-MYC knocks down MYC transcript activity and significantly reduces tumor volume in multiple mouse tumor models, including models of HCC.

Phase 1 DCR-MYC Trials in Solid Tumors and Hepatocellular Carcinoma (HCC)

•	In June 2015 Dicerna presented data from its ongoing Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma showing early signs of clinical anti-tumor activity in two patients with advanced, treatment refractory pancreatic neuroendocrine tumors (PNET). Based on these interim study findings, Dicerna announced in May 2015 an expansion of the ongoing DCR-MYC Phase 1 trial to include a cohort of patients with PNET at the maximum tolerated dose. We expect top-line data from the solid tumors, multiple myeloma, or lymphoma portion of this study in 2015.

•	In December 2014, Dicerna initiated a Phase 1b/2 clinical trial of DCR-MYC in patients with advanced HCC. The first patient in this trial was dosed in January 2015.

Financial Results

•	Cash Position - As of June 30, 2015, the Company had $122.0 million in cash and cash equivalents and held-to-maturity investments as compared to $98.6 million in cash and cash equivalents and held-to-maturity investments as of December 31, 2014. In addition, the Company had $1.1 million of restricted cash at June 30, 2015, which reflects collateral securing its lease obligations. In May 2015, Dicerna sold 2,750,000 shares of its common stock through an underwritten public offering at a price of $17.75 per share, resulting in net proceeds to the Company of approximately $45.9 million.

•	Revenue – During the second quarter Dicerna recognized revenue of $0.2 million associated with a National Cancer Institute grant award related to cancer treatment research. No revenue was recognized in the same period in 2014.

•	R&D Expenses - Research and development expenses for the second quarter were $11.9 million, compared to $6.8 million for the same period in 2014. The increase was due primarily to the initiation of clinical trials related to DCR-MYC, an increase in research activities related to DCR-PH1, increased expenses related to the discovery and early development of future programs and increased employee-related expenses, including an increase in stock-based compensation of $0.4 million.

•	G&A Expenses - General and administrative expenses for the second quarter were $4.5 million, compared to $4.4 million for the same period in 2014. The increase was primarily from legal costs incurred related to the Alnylam complaint.

•	Net Loss Attributable to Common Stockholders - Net loss attributable to common stockholders for the second quarter was $16.2 million, compared to net loss attributable to common stockholders of $11.4 million for the same period in 2014.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on August 6, 2015.

Guidance

Based on our current cash position and operating plan, the Company expects that it has sufficient cash to fund operations for at least the next twelve months. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. ET today to review the Company’s second quarter 2015 financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 89685089. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the event. A replay of the call will be available beginning at 7:30 p.m. ET on August 6, 2015. To access the replay, please dial 855-859-2056 or 404-537-3406, and refer to conference ID 89685089. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our clinical and preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$25,908	$26,067
Held-to-maturity investments	$96,133	$72,556
Total assets	$127,662	$103,605
Total liabilities	$8,981	$5,265
Total stockholders’ equity	$118,681	$98,340

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$184	$—	$184	$—

Operating expenses:
Research and development	11,875	6,806	20,567	12,057
General and administrative	4,519	4,372	9,964	7,213

Total operating expenses	16,394	11,178	30,531	19,270

Loss from operations	(16,210)	(11,178)	(30,347)	(19,270)

Preferred stock warrant remeasurement	—	—	—	(2,559)

Other income (expense), net	34	(177)	87	(330)

Net loss	$(16,176)	$(11,355)	$(30,260)	$(22,159)

Less: Accretion and dividends on redeemable convertible preferred stock	—	—	—	204

Net loss attributable to common stockholders	(16,176)	(11,355)	(30,260)	(22,363)

Net loss per share allocable to common stockholders - basic and diluted	$(0.86)	$(0.64)	$(1.65)	$(1.57)

Weighted average shares outstanding - basic and diluted	18,852,814	17,684,563	18,337,030	14,272,401

Dicerna Pharmaceuticals, Inc. and Subsidiary

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(0.86)	$(0.64)	$(1.65)	$(1.57)

Adjustments to net loss (as detailed below)	0.14	0.13	0.27	0.52

Non-GAAP loss per share - basic and diluted	$(0.72)	$(0.51)	$(1.38)	$(1.05)

An itemized reconciliation between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:

GAAP net loss per share attributable to common stockholders	$(16,176)	$(11,355)	$(30,260)	$(22,363)

Adjustments:
Accretion and dividends on redeemable convertible preferred stock	—	—	—	204
Preferred stock warrant remeasurement	—	—	—	2,559
Milestone Payment on License Agreement	—	—	—	—
R&D: Stock-based compensation	1,320	886	2,167	2,612
G&A: Stock-based compensation	1,341	1,519	2,814	2,005

Non-GAAP net loss	$(13,515)	$(8,950)	$(25,279)	$(14,983)

Weighted Average Shares Outstanding -basic and diluted	18,852,814	17,684,563	18,337,030	14,272,401

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share. Our “Non-GAAP net loss” and “Non-GAAP net loss per share - basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business. Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our IPO, the warrants were reclassified to additional paid-in-capital and are no longer marked to market.

3. Milestone Payment on License Agreement.

We believe that excluding the payment to Tekmira for the license to their LNP delivery technology for use in our DCR-PH1 development program better reflects the recurring nature of our business. Based on our current drug development programs and recent advances in our technology platform, we do not expect to enter into similar licensing arrangements.

4. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.